Exhibit 99.1

The New York Times Company Reduces Pension Obligations by $235 Million

New York - October 13, 2020 - The New York Times Company (NYSE: NYT) announced today that it has entered into an agreement with Massachusetts Mutual Life Insurance Company (MassMutual) under which approximately $235 million in pension obligations under The New York Times Companies Pension Plan will be transferred to MassMutual.

This arrangement is part of the Company’s continued effort to manage the overall size and volatility of its pension plan obligations, and the administrative costs related thereto.

Under the agreement, the pension plan will purchase from MassMutual a group annuity contract for approximately 1,850 retirees (and beneficiaries) that will provide for an irrevocable commitment by MassMutual to make annuity payments to the affected retirees. As a result, the payment obligation and administration thereof for the affected retirees will be transferred to this highly rated insurance company with a long history of efficiently providing annuity benefits. The transfer will not change the amount of the monthly pension benefits received by the affected retirees.

Affected retirees will soon receive information packages with further details. No action is required on their part.

The Company expects to finalize the transaction by early 2021. The purchase of the group annuity contract will be funded through existing pension plan assets. As a result of the transaction, the Company expects to recognize a non-cash pension settlement charge of approximately $80-85 million before tax in the fourth quarter of 2020. This charge represents the acceleration of deferred charges currently accrued in accumulated other comprehensive income.

Some of the statements in this release, particularly those regarding the expected financial impact of the transaction contemplated by the agreement, are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted. Factors that could cause actual results to differ include, but are not limited to: the successful closing of the transaction contemplated by the agreement within the estimated timeframe; the Company’s ability to realize the expected benefits from the transaction; and the amount and timing of the expected settlement charge. They also include other risks detailed from time to time in the Company’s publicly filed documents, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as supplemented by its Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2020. Any forward-looking statements are and will be based upon the Company’s then current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesComm.

Media: Eileen.Murphy@nytimes.com

Investors: Harlan.Toplitzky@nytimes.com